Exhibit 10.14
COLLABORATIVE RESEARCH AGREEMENT
THIS AGREEMENT is made as of April 22, 2016 (“Effective Date”) by and between General Electric Company, acting through its GE Healthcare business and Global Research unit (“GE”), and ENDRA Inc. a Delaware corporation having its principal place of business at Ann Arbor, MI (“ENDRA”).
WHEREAS, GE and ENDRA desire to perform certain research work and are willing to directly collaborate and/or provide GE and ENDRA with access to proprietary research materials;
WHEREAS, the performance of collaborative research is consistent with the instructional, scholarship and research objectives of GE;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, GE and ENDRA agree as follows:
1.
DEFINITIONS
As used in this Agreement, capitalized terms have the meanings given them below or elsewhere in this Agreement:
1.1. Research Materials means those experimental materials one party may provide the other in connection with and as stated in the Research Program.
1.2. Research Program means the research program set forth in Exhibit A.
1.3. Confidential Information means ENDRA or GE owned confidential scientific, business or financial information which will be clearly marked as such in writing provided that such information:
1.3.1.  is not publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;
1.3.2.  has not been made available by its owners to others without a confidentiality obligation;
1.3.3.  is not already known by or available to the receiving party without a confidentiality obligation;
1.3.4.  is not independently developed by the receiving party;
1.3.5.  does not relate to potential hazards or cautionary warnings associated with the performance of the Research Program of the Agreement or is not required to be disclosed under operation of law.

1.4. Invention means all inventions, ideas, discoveries, developments, improvements and know-how, whether or not patentable or reduced to practice.
1.5. Equipment means the GE ultrasound system identified in Exhibit A.
1.6. Consignment means the terms and conditions for consignment of the Equipment set forth in Exhibit B.
1.7. TAEUS FLA IP means all intellectual property owned or controlled by ENDRA that is necessary or useful for commercially exploiting TAEUS technology for FLA.
2.
RESEARCH PROGRAM
2.1. Research Efforts. Provided ENDRA performs all its obligations under this Agreement, GE will use its reasonable efforts to conduct those activities for which it is responsible under the Research Program.
2.2. GE Principal Investigator. The conduct of GE’s activities under the Research Program will be under the direction of David Becker (“GE’s Principal Investigator”).
2.3. ENDRA’s Principal Investigator. The conduct of ENDRA’s activities under the Research Program will be under the direction of Michael Thornton (“ENDRA’s Principal Investigator”).
2.4. Use of Research Materials. Any Research Materials of one party transferred to the other in connection with the Research Program may only be used as stated in the Research Program.
2.5. GE Equipment, Support and Options. To support the Research Program, GE will consign the Equipment to ENDRA subject to the Consignment. GE will also provide support, advice and introductions as stated in the Research Program. In return for such consideration, ENDRA agrees to provide GE with the Options stated in the Research Program.
2.6. Reporting. The parties will generally keep one another informed of the results of the work performed in connection with the Research Program, principally through their respective Principal Investigators. In addition, the parties’ respective Principal Investigators will confer and provide reports as stated in the Research Program.
2.7. Changes to the Research Program. During the course of the Research Program, either or both of the Principal Investigators may find it advantageous to modify the Research Program. Any modifications will be documented and formalized in a written amendment to this Agreement and any such amendment will become effective only if signed by an authorized representative of both parties to this Agreement.
2.8. Purposes; Use of Facilities; No Guarantee of Results. GE acknowledges that the primary mission of ENDRA is education and the advancement of knowledge; and, consequently, the Research Program will be performed in a manner best suited to carry out that mission. Specifically, ENDRA’s Principal Investigator will determine the manner of performance of GE’s part in the Research Program and GE does not represent or warrant that the Research Program will be successful in any way or that any specific results will be obtained.

2.9. Similar Research. Nothing in this Agreement will be construed to limit the freedom of ENDRA or its researchers who are participants under this Agreement, from engaging in similar research made under other grants, contracts, or research agreements with parties other than GE.
3.
CONFIDENTIAL INFORMATION
3.1. A party’s acceptance and use of any confidential information supplied by the other party in the course of the Research Program will be subject to the following:
3.1.1.
To be considered Confidential Information, all written information must be marked or designated in writing as CONFIDENTIAL by the party providing the information, and oral communications must be reduced to writing within thirty (30) days of the initial communication of the information and such writing must be marked or designated in writing as CONFIDENTIAL and provided to the other party’s Principal Investigator.
3.1.2.
The Principal Investigators will use reasonable efforts to limit the exchange of Confidential Information.
3.1.3.
Where the Principal Investigator does accept such information as confidential, he agrees to use reasonable care to prevent the unauthorized use, dissemination, or publication of the Confidential Information.
3.1.4.
The Principal Investigators’ obligation to hold Confidential Information in confidence expires three (3) years after the termination or expiration of this Agreement.
4.
PUBLICITY
ENDRA and GE may identify each other as collaborative research partners in promotional materials to be disseminated to the public. Any use of a party’s name shall be limited to statements of fact and shall not imply endorsement of products or services.
5.
PUBLICATION
5.1. The basic objective of research activities at ENDRA is the generation of new knowledge and its expeditious dissemination for the public’s benefit. GE will provide reasonable cooperation with ENDRA in meeting this objective.

5.2. As a matter of basic policy, ENDRA retains the right at its discretion to publish freely any results of the Research Program. Principal Investigator agrees to provide GE a copy of any manuscript at the time it is submitted for publication. GE may review the manuscript:
5.2.1.
To ascertain whether GE’s Confidential Information would be disclosed by the publication;
5.2.2.
To identify any potentially patentable Research Program Invention so that appropriate steps may be taken to protect such Research Program Invention; and
5.2.3.
To confirm that the privacy rights of individuals are adequately protected.
GE will provide comments, if any, within thirty (30) days of receipt of manuscript.
5.3. ENDRA will give GE the option of receiving an acknowledgment in such publication.
6.
INTELLECTUAL PROPERTY RIGHTS
6.1. Ownership of Research Program Inventions. Research Program Inventions conceived, discovered and reduced to practice solely by ENDRA, or its employees or agents will be owned by ENDRA. Research Program Inventions conceived, discovered and reduced to practice solely by GE, or its employees, or agents, will be owned by GE (Collectively, “Sole Inventions”). Research Program Inventions conceived, discovered and reduced to practice jointly by at least one employee, agent, or student of each of GE and ENDRA will be jointly owned by GE and ENDRA, without any obligation to account to one another (“Joint Inventions”). Inventorship will be determined according to the principles of United States patent law. Neither party shall make any claim to the other party’s Sole Inventions.
6.2. Pre-Existing Rights. Except to the limited extent required to perform a party’s obligations under this Agreement, neither party receives any right, title, or interest in or to any Research Materials provided to it by the other party or any technology, works or inventions of the other party that are not Research Program Inventions, or any patent, copyright, trade secret or other proprietary rights in any of the foregoing.
6.3. Patents will mean those United States and foreign patents and patent applications including any continuation, reissue, or renewal thereof, or substitute therefor, and the patents that may be issued thereon, relating to any patentable Research Program Invention.
6.4. Patent Prosecution and Expenses. Unless the parties agree in writing otherwise, the filing, prosecution, defense and maintenance of all Patents for Joint Inventions will be conducted jointly in the name of both parties and controlled by them jointly, acting reasonably and in good faith, with all associated costs shared equally. However, if one party desires to file, prosecute or maintain any Patents for a Joint Invention while the other party does not, the other party shall assign its ownership rights therein to the other party (in which case the Joint Invention will become a Sole Invention of the other party) in exchange for a fully paid, non-exclusive worldwide right and license (with “have made” rights but no sublicensing rights) under such Sole Invention and any associated Patents, after which the other party shall have no further obligation for cost sharing.

6.5. Licensing. Each party reserves the right to license its interest in its Sole Inventions or Joint Inventions, and neither party shall have any right to compensation in connection with any such license granted by the other.
6.6. Rights Subject to Federal Patent Policy. To the extent that any Research Program Invention has been partially funded by the Federal government, the assignment of title or the granting of any license above is subject to the rights of the Federal government and federal law set forth in 35 U.S.C. §§ 200 et. seq., as amended, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations (the “Federal Patent Policy”). Any right granted in this Agreement greater than that permitted under the Federal Patent Policy will be modified as may be required to conform to the provisions of the Federal Patent Policy.
7.
INDEMNIFICATION
7.1. As used herein, “Claim” includes but is not limited to every phase of any lawsuit, loss, claim, damage or liability for death, illness or personal injury of any person (including employees of GE or ENDRA) and/or for property damage. This indemnity shall not be deemed excess coverage to any insurance or self-insurance GE may have covering Claim.
7.2. ENDRA hereby waives any Claim against GE, and agrees to indemnify, defend, and hold harmless GE, and its trustees, directors, employees, agents, students or volunteers from any Claim arising out of or connected with this Agreement or the work done under this Agreement to the extent such Claim is due to ENDRA’s gross negligence or willful misconduct. GE shall promptly notify ENDRA of any such Claim and shall cooperate with ENDRA and its insurance carrier in the defense of the Claim.
7.3. GE hereby waives any Claim against ENDRA, and agrees to indemnify, defend, and hold harmless ENDRA, and its trustees, directors, employees, agents or students from any Claim arising out of or connected with this Agreement or the work done under this Agreement to the extent such Claim is due to GE’s gross negligence or willful misconduct. ENDRA shall promptly notify GE of any such Claim and shall cooperate with GE and its insurance carrier in the defense of the Claim.
7.4. ENDRA’s indemnity shall not be limited by the amount of ENDRA’s insurance.
8.
REPRESENTATIONS, WARRANTIES, LIABILITY LIMITS
8.1. NO WARRANTIES. ENDRA ACKNOWLEDGES AND AGREES THAT GE IS A COMMERCIAL INSTITUTION AND THAT THE RESEARCH PROGRAM IS OF AN EXPERIMENTAL NATURE. AS A RESULT, ANY RESULTS OF THE RESEARCH PROGRAM AND ANY RESEARCH MATERIALS ARE PROVIDED AS IS AND WITH ALL FAULTS. GE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE RESULTS OF THE RESEARCH PROGRAM, WHETHER ANY RESULTS WILL OBTAIN, ANY RESEARCH MATERIALS OR ANY INVENTION, PROCESS OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, DEVELOPED OR REDUCED TO PRACTICE UNDER THIS AGREEMENT; OR THE OWNERSHIP, NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH, ANY RESEARCH MATERIALS OR ANY SUCH INVENTION OR PRODUCT.

8.2. NO DAMAGES. GE SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ENDRA, ANY LICENSEE, OR ANY OTHERS INCLUDING, BUT NOT LIMITED TO, DAMAGES ARISING FROM LOSS OF DATA OR DELAY OR TERMINATION OF THE RESEARCH PROGRAM, OR FROM THE USE OF THE RESULTS OF THE RESEARCH PROGRAM, THE USE OF ANY RESEARCH MATERIALS OR ANY SUCH INVENTION OR PRODUCT. ENDRA ACKNOWLEDGES AND AGREES THAT THIS EXCLUSION AND LIMITATION IS REASONABLE CONSIDERING THE EXPERIMENTAL NATURE OF THE RESEARCH PROGRAM AND THE NATURE AND TERMS OF THE PARTIES’ RELATIONSHIP.
9.
TERM AND TERMINATION
9.1. Term. This Agreement will remain in effect for twelve (12) months from the Effective Date unless terminated sooner or extended in writing signed by the parties in accordance with this Agreement.
9.2. Termination. Either party may terminate this Agreement for any reason within its sole discretion upon giving sixty (60) days written notice to the other party.
9.3. Survival. The provisions of Articles 3, 4, 5, 6, 7, 8, 9, 10 and 11 and GE’s Options stated in the Research Program will survive any expiration or termination of this Agreement.
10.
DISPUTE RESOLUTION
Any controversy, claim or other dispute arising out of this Agreement or relating to the subject matter of this Agreement hereof will be decided by binding arbitration in accordance with the Rules of Conciliation and Arbitration of The American Arbitration Association before one or more arbitrators appointed in accordance with those Rules. Any arbitration will take place in New York, NY, or at any other mutually agreeable location.
11.
GENERAL
11.1. Binding Effect; Assignment. Neither party may assign or delegate its rights or obligations under this Agreement without the express written consent of the other party.
11.2. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the Research Program, and any and all prior or contemporaneous negotiations, representations, agreements and understandings are superseded hereby. No amendment or change to this Agreement may be made except by means of a written document signed by duly authorized representatives of the parties.

11.3. Notices. Any notice or communication required or permitted to be given hereunder will be in writing and, except as otherwise expressly provided in this Agreement, will be deemed given and effective (i) when delivered personally or by fax or (ii) when received if sent by email, overnight courier, or mail:
To GE:	To ENDRA:
9900 Innovation Drive	3600 Green Court
Attn: Ultrasound Legal Counsel	Ste. 350
Wauwatosa, WI 53226	Ann Arbor, MI 48105
11.4. Applicable Law. This Agreement will be construed and enforced in accordance with the laws of the State of New York, without regard to any choice or conflict of laws, rule or principle that would result in the application of the laws of any other jurisdiction.
11.5. Headings. Headings included herein are for convenience only, and will not be used to construe this Agreement.
11.6. Relationship of Parties. For the purposes of this Agreement, each party will be, and will be deemed to be, an independent contractor and not an agent or employee of the other party. Neither party will have authority to make any statements, representations or commitments of any kind, or to take any action that is binding on the other party, except as explicitly provided for herein or authorized in writing.
11.7. Severability. If any provision of this Agreement will be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same will either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.
11.8. Force Majeure. Neither party will be liable for any failure to perform as required by this Agreement, if the failure to perform is caused by circumstances reasonably beyond a party’s control, such as labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, pandemics, thefts, or other such occurrences.
11.9. Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.
GE Healthcare	ENDRA Inc.
By: /s/ Brian McEathron	By: /s/ Francois Michelon
Typed Name: Brian McEathron	Typed Name: Francois Michelon
Title: VP/GM Ultrasound	Title: CEO
Date: April 22, 2016	Date: April 22, 2016

I, Michael Thornton, named as Principal Investigator for ENDRA, acknowledge that I have read this Agreement in its entirety and will use reasonable efforts to uphold my obligations and responsibilities set forth herein:
Signature: /s/ Michael Thornton
Date: April 22, 2016

I, David Becker, named as Principal Investigator for GE, acknowledge that I have read this Agreement in its entirety and will use reasonable efforts to uphold my obligations and responsibilities set forth herein:
Signature: /s/ David Becker
Date: April 22, 2016

EXHIBIT A:
RESEARCH PROGRAM COMPONENTS
ENDRA wishes to commercialize its Thermo-Acoustic Enhanced UltraSound (TAEUSTM) technology, and GE wishes to assist ENDRA in this goal.
To this end, GE agrees to provide ENDRA with following:
1.          The Consignment of a cart-based GE ultrasound system, of GE’s choosing, which ENDRA can use to develop an interface for its TAEUS technology. The GE equipment will at all times remain the property of GE. ENDRA may access the internal hardware and software components of GE’s ultrasound system to develop the TAEUS interface. ENDRA may request drawings or information from GE to achieve a successful interface, which GE may provide under confidentiality and the terms of this Agreement at its sole discretion. ENDRA will take reasonable measures to protect the GE system from damage or theft, as it would for an ENDRA-owned piece of capital equipment.
2.            GE will provide (within its sole discretion) ad-hoc engineering support to assist ENDRA with the development of the TAEUS interface, and to help avoid damage to the GE ultrasound system.
3.     GE will provide (within its sole discretion) ad-hoc commercial advice to assist ENDRA with the development of a TAEUSTM commercialization plan.
4.           GE will facilitate (within its sole discretion) introductions for ENDRA to GE clinical ultrasound customers, as potential beta-users and clinical advisors for ENDRA’s TAEUS technology. GE cannot guarantee these introductions will lead to formal customer collaborations.
In return for GE’s assistance with development of the TAEUSTM technology, ENDRA agrees to the following:
1.           ENDRA will keep GE informed of progress it makes in developing a TAEUS-GE product interface, and any contact or collaboration ENDRA undertakes with GE-introduced clinical customers. ENDRA will participate in regular update telephone calls with designated GE representatives. Within sixty (60) days following completion of the Research Program, ENDRA will present the final results to GE of what was accomplished during the study along with an identification of any associated Research Program Inventions (“Final Report”).
2.        Prior to ENDRA commercially releasing (directly or indirectly) the TAEUS technology for a Fatty Liver Application (“FLA”), ENDRA will offer to negotiate in good faith an exclusive ultrasound manufacturer relationship with GE for a period of at least one (1) year of commercial sales (“Sales Option”). The commercial sales will involve, within ENDRA’s sole discretion, either (1) ENDRA commercially selling GE Healthcare ultrasound systems as the exclusive ultrasound system with their TAEUS FLA embedded, or (2) GE Healthcare being the exclusive ultrasound manufacturer to sell ultrasound systems with the TAEUS FLA technology embedded. Notwithstanding the foregoing, the Sales Option will in no way prevent Endra from selling its TAEUS FLA technology to distributors or directly to non-manufacturer purchasers.

3.            In addition, prior to ENDRA offering to license any of the TAEUS FLA IP to a third party, ENDRA will first offer to negotiate in good faith to license such TAEUS FLA IP to GE (“License Option”).
4.            Moreover, prior to ENDRA offering to sell any equity interests to a healthcare device manufacturer, ENDRA will first offer to negotiate in good faith to sell such equity interests to GE (“Equity Option”).
5.          The Sales Option, License Option and Equity Option (collectively the “Options”) shall each start as of the Effective Date and automatically terminate ninety (90) days after the earlier of (i) ENDRA presenting its Final Report to GE and (ii) termination or expiration of the Agreement (“Option Period”).
6.           GE may exercise any of its Options by providing written notice to ENDRA prior to the expiration of the Option Period. Upon exercise of the Option and for a period of three (3) months thereafter, or in the case of the Equity Option, for a period of one (1) month thereafter (“Negotiation Period”), ENDRA and GE agree to negotiate in good faith to draft and execute a written agreement consistent with GE’s Option selection. If the Parties are unable to agree on mutually acceptable terms and conditions for such an agreement within the Negotiation Period, then ENDRA agrees for a period of one (1) year thereafter not to enter into a similar agreement with a third party on terms and conditions that are materially better in any respect than, or substantially equal with respect to, the comparable terms and conditions last proposed by GE without first offering such materially better or substantially equal terms and conditions to GE.

EXHIBIT B
CONSIGNMENT TERMS AND CONDITIONS
Article 1. Scope of Consignment
These terms & conditions form part of a Collaborative Research Agreement between GE and ENDRA entered into as of March __, 2016 (“CRA”). All capitalized terms used herein have the meanings ascribed in the CRA unless specifically defined otherwise below.
Article 2. Consignment Term
GEHC shall deliver to ENDRA the Equipment in furtherance of the Research Program (the “Purpose”). ENDRA further agrees to return the Equipment to GE promptly on termination or expiration of the CRA.
Article 3. Use of Equipment
GE agrees to allow ENDRA to use the Equipment solely for the Purpose and for no other purposes, including pre-clinical or clinical research. ENDRA shall only use the Equipment for its intended purpose and consistently with its labeled purpose. ENDRA shall not use in clinical practice, display, or show the Equipment with any device or technology that is not cleared by the United States Food and Drug Administration. The use of the Equipment by ENDRA shall not obligate ENDRA in any way to purchase or lease the Equipment from GE nor is it contingent in any way on ENDRA purchasing or leasing any other equipment, product, or services from GE.
Article 4. Intellectual Property Rights
Except for the rights granted by GE herein, ENDRA shall acquire no right or interest in the Equipment or the patent, copyright, trademark or other proprietary rights therein, which proprietary rights shall remain the property of GE, and any and all goodwill associated with the Equipment shall enure exclusively to the benefit of GE.
Article 5. Protected Health Information
Prior to return of the Equipment to GE, ENDRA agrees to remove any Protected Health Information (“PHI”) (as that term is defined under the Health Insurance Portability and Accountability Act Privacy Rule) that has been saved on the Equipment during the consignment thereof. ENDRA further agrees to indemnify, defend and hold GE harmless against any loss, claim, damage or liability arising as a result of ENDRA’s failure to remove all PHI from the Equipment.
Article 6. Reimbursement/Billing
ENDRA agrees that the Equipment will not be used on human subjects for any clinical diagnostic purposes. Accordingly, ENDRA agrees that it will not submit any claims to any patient, government healthcare program or third party payor involving the use of the Equipment.
Article 7. Liability
ENDRA agrees that GE and GE representatives have no liability to ENDRA for (1) any penal, incidental or consequential damages, (2) any assistance not required under the CRA, or (3) anything occurring after the termination of the CRA. EACH PARTY EXPRESSLY WAIVES ALL RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTE ARISING UNDER THE CRA. GE'S (AND ITS REPRESENTATIVES') LIABILITY FOR DAMAGES UNDER THE CRA RELATING TO THE CONSIGNMENT OF THE EQUIPMENT, REGARDLESS OF THE FORM OF ACTION, SHALL NOT EXCEED THE LIST PRICE OF THE CONSIGNED EQUIPMENT. ENDRA agrees to defend, indemnify and hold GE harmless against any liability arising from ENDRA's: (i) negligent or inappropriate use of the Equipment; and/or (ii) allegations that a use to which the Equipment are put, other than for Purpose, infringes the intellectual property rights of any third party during the term of the CRA.
Article 8. Title and Risk of Loss
Title and risk of loss to the Equipment will remain with GE until delivery to the ENDRA, at which time all risk of loss and/or damage to the Equipment will pass to ENDRA. ENDRA agrees to maintain the Equipment in proper operating condition and return it to GE in this condition, normal wear and tear excepted. ENDRA will not repair or maintain the Equipment, or permit others to do so, without the prior written consent of GE.
Article 9. Conformity to the Laws
The parties agree to comply with all (1) applicable federal, state and local laws including but not limited to: fraud and abuse statutes; physician self-referral law; Medicare and Medicaid laws; laws affecting the tax-exempt status of hospital (e.g. IRS regulations); state hospital licensure regulations; and federal, state and local civil rights laws; and (2) applicable rules and regulations of applicable healthcare accreditation organizations.
Article 10. Reporting Obligations
Consignment of GE Equipment may be reported to the government through GE's reporting obligations under the Patient Protection and Affordable Care Act ("Sunshine Act"). If GE Equipment is provided to ENDRA and the Equipment is lost or misplaced by ENDRA, the total value of the lost or misplaced items may be reported and/or allocated to ENDRA, as required by the Sunshine Act.